EXHIBIT 99.1

PRESS RELEASE - March 28, 2002                   FOR IMMEDIATE RELEASE
                                                 ---------------------
                                                 For More Information Contact:
FIRST SOUTH BANCORP, INC.                        Bill Wall or Tom Vann
                                                 (252) 946-4178

          FIRST SOUTH BANCORP, INC. DECLARES THREE FOR TWO STOCK SPLIT
            IN THE FORM OF A 50% STOCK DIVIDEND AND A 41.7% INCREASE
                       IN THE QUARTERLY CASH DIVIDEND RATE

Washington, North Carolina - First South Bancorp, Inc. (Nasdaq: FSBK)

Today the Board of Directors of First South Bancorp, Inc. (the "Company") declared a three for two stock split, payable in the form of a 50% stock dividend on the Company's outstanding common stock. The stock dividend is payable on April 19, 2002 to stockholders of record as of April 8, 2002.

Stockholders will receive one additional share of common stock for every two shares they hold on the record date. Stockholders entitled to receive fractional shares will receive cash based on the stock's closing market price on the record date, adjusted for the dilution caused by the stock dividend. Stock certificates for dividend shares will be mailed to stockholders promptly following the payment date.

In addition, the Company announces today that the Board of Directors declared a quarterly cash dividend for the quarter ended March 31, 2002 of $0.17 per share, payable April 19, 2002 to stockholders of record as of April 8, 2002. This dividend payment is the Company's twentieth consecutive quarterly cash dividend.

This quarterly cash dividend payment represents a 41.7% payment rate increase over the previous quarterly dividend payment, adjusted for the stock dividend dilution. The current annual cash dividend rate, adjusted for the payment rate increase, of $1.02 per share will become $0.68 per share, adjusted for the stock dividend. Like all possible dividends, there are no assurances that such anticipated cash dividends will be paid unless appropriately declared by the Board of Directors.

Tom Vann, President and Chief Executive Officer of the Company, stated that the Board of Directors determined that the stock dividend and increase in the cash dividend payment rate were appropriate in consideration of the Company's capital position, the current market price of its common stock, and recent operating results. He noted that any further dividends will depend upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

First South Bancorp, Inc. is the parent holding company of First South Bank, a North Carolina chartered commercial bank. First South Bank operates through its main office located in Washington, North Carolina with twenty full service branch offices located in eastern and southeastern North Carolina.

(Nasdaq: FSBK)